Exhibit 99.1

Cardtronics Announces Amendment to Credit Agreement

HOUSTON, May 9, 2007 (PRIME NEWSWIRE) -- Cardtronics, Inc. ("Cardtronics" or the "Company"), the world's largest non-bank owner/operator of ATMs, announced today that it had completed a recent amendment to its existing Credit Agreement, which was originally entered into on May 17, 2005 (the "Credit Agreement").

The amendment, which represents the sixth amendment to the Credit Agreement (the "Amendment"), reduces the current margin paid by the Company on certain types of advances and increases the Company's annual authorized capital expenditure levels from $50.0 million to $60.0 million. The Amendment also clarifies a number of defined terms, including how the results of the Company's non-wholly owned subsidiaries are treated under the Credit Agreement, and outlines certain changes regarding the ongoing reporting requirements of the Company.

The sixth amendment to the Credit Agreement has been filed with the Securities and Exchange Commission on a Current Report on Form 8-K.

About Cardtronics, Inc.

Headquartered in Houston, Texas, Cardtronics is the world's largest non-bank owner/operator of ATMs with more than 25,000 locations. We operate in every major U.S. market, at approximately 1,500 locations throughout the U.K. and over 500 locations in Mexico. Major merchant-clients include A&P(r), Albertson's(r), Hess Corporation(r), Barnes & Noble(r) College Bookstores, BP(r) Amoco, Chevron(r), Costco(r), CVS(r)/pharmacy, ExxonMobil(r), Duane Reade(r), Rite Aid(r), Sunoco(r), Target(r) and Walgreens(r). Cardtronics also works closely with financial institutions across the U.S., including Chase(r), HSBC(r), Sovereign Bank(r), and Wachovia(r), to brand ATMs in these major merchants and provide convenient access for their customers and the ability to preserve and expand their markets. For more information about Cardtronics, please visit http://www.cardtronics.com/.

The Cardtronics logo is available at http://www.primezone.com/newsroom/prs/?pkgid=991

CONTACT: Cardtronics, Inc.
         Chris Brewster, CFO
         281.892.0128
         cbrewster@cardtronics.com